Exhibit 10.2
FIFTH AMENDMENT TO
MANAGEMENT AGREEMENT

    THIS FIFTH AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made as of August 9, 2026, by and between TPG Mortgage Investment Trust, Inc. (fka, AG Mortgage Investment Trust, Inc.), a Maryland corporation (the “Company”), and AG REIT Management, LLC, a Delaware limited liability company (the “Manager” and together with the Company, the “Parties”).

    WHEREAS, the Parties entered into that certain Management Agreement, dated as of June 29, 2011, as amended by that certain First Amendment to Management Agreement, dated as of April 6, 2020, that certain Second Amendment to Management Agreement, dated as of September 24, 2020, that certain Third Amendment to Management Agreement, dated as of November 22, 2021, and that certain Fourth Amendment to Management Agreement, dated as of August 8, 2023 (as amended, the “Management Agreement”), pursuant to which, among other things, the Company is obligated to pay the Manager a Base Management Fee and Incentive Fee and to reimburse the Manager for certain expenses.

    WHEREAS, contemporaneously with the entry into this Amendment, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, MIT Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Target”), Cherry Hill Operating Partnership, LP, a Delaware limited partnership, and, solely for the limited purposes set forth therein, the Manager (as it may be amended from time to time, the “Merger Agreement”), pursuant to which the Company will acquire the Target (the “Transaction”) and the Manager will fund approximately $20 million in cash payable to the stockholders of the Target in the Transaction.

WHEREAS, in connection with the Merger Agreement and the Transaction, the Parties wish to amend the Management Agreement through this Amendment in order modify certain terms related to the Incentive Fee.

    WHEREAS, capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Management Agreement or the Merger Agreement, as the case may be.

    NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

1.Amendments to Management Agreement. Contingent upon the closing of the Transaction as contemplated by the Merger Agreement, the Parties agree, from and after the Company Merger Effective Time, that:

(a)Section 1. Definitions.

i.The definition for “Adjusted Net Income” is hereby deleted.

ii.The definition for “Core Earnings” is hereby deleted.
iii.Above the definition for “Effective Termination Date,” the following definition is hereby added:

“Earnings Available for Distribution” or “EAD” means net income or loss available to holders of Common Shares excluding (i) (a) unrealized gains or losses on loans, real estate securities, derivatives and other investments of the Company and its Subsidiaries, inclusive of its investment in AG Arc LLC and Arc Home LLC’s net mortgage servicing rights, and (b) net realized gains or losses on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition, disposition, or securitization of investments of the Company and its Subsidiaries, (iii) the income tax expense or benefit on income or loss items excluded from EAD in accordance with the foregoing, and (iv) certain other nonrecurring or other gains or losses after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors. Items (i) through (iv) above include any amount related to those items held in affiliated entities.

iv.The definition for “Cumulative Hurdle Amount” is hereby deleted.

v.The definition for “Equity Hurdle Base” is hereby replaced with the following:

“Equity Hurdle Base” means (a) the sum of (1) the Company’s book value (calculated in the manner described in the Company’s public filings) immediately after the Company Merger Effective Time, plus (2) the net proceeds received by the Company from all issuances of Common Shares following the Company Merger Effective Time, plus (3) the Company’s cumulative EAD for the period commencing on the Company Merger Effective Time to the end of the most recently completed calendar quarter, (b) less (1) any distributions to the holders of Common Shares following the Company Merger Effective Time, less (2) any amount that the Company has paid to repurchase Common Shares following the Company Merger Effective Time and less (3) any Incentive Fee earned by the Manager following the Company Merger Effective Time, excluding (c) one-time events pursuant to changes in GAAP and certain other nonrecurring or other gains or losses after discussions between the Manager and the Independent Directors and after approval by a majority of the Independent Directors. With respect to that portion of the period from and after the Company Merger Effective Time that is used in the calculation of Incentive Fee, all items in the foregoing sentence (other than clauses (a)(1) and (a)(3)) shall be calculated on a daily weighted average basis.

vi. The definition for “Incentive Fee” is hereby replaced with the following:

“Incentive Fee” means the incentive fee calculated and payable with respect to each calendar quarter (or part thereof that this Management Agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of (1) the product of (a) 15% and (b) the excess of (i) Earnings Available for Distribution of the Company for the previous 12-month period, over (ii) the product of (A) the Equity Hurdle Base in the previous 12-month period, and (B) 8% per annum, over (2) the sum of any Incentive Fee earned by the Manager with respect to the first three quarters of such previous 12-month period; provided, however, that no Incentive Fee shall be payable to the Manager with respect to any calendar quarter unless Earnings Available for Distribution for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters following the Company Merger Effective Time) is greater than zero.
The Incentive Fee shall be pro rated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such period, as the case may be (including any calendar quarter during which the Company Merger Effective Time occurs and any calendar quarter during which any Effective Termination Date occurs).

vii.The definition for “Termination Fee” is hereby replaced with the following:

"Termination Fee" means a termination fee equal to three (3) times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee earned by the Manager, during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

(b)Section 7. Compensation.

i.Section 7(e) is hereby deleted and replaced with the following:

(e) The Incentive Fee shall be payable in arrears, in quarterly installments commencing with the fiscal quarter in which the Company Merger Effective Time occurs. The Manager shall compute each installment of the Incentive Fee within 60 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the

Manager to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors. Payment for each quarterly installment of the Incentive Fee in a given fiscal year shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of the computation for the last fiscal quarter of a year.

ii.Section 7(f) is hereby deleted.

iii.Section 7(g) is hereby deleted and replaced with the following:

(g) The Incentive Fee shall be payable to the Manager in cash; provided that, by written notice from the Board of Directors to the Manager delivered no earlier than 45 days, and no later than 10 days, prior to the end of a fiscal year, the Incentive Fee with respect to such fiscal year may be paid in Common Shares or a combination of cash and Common Shares as determined solely by a majority of the Board of Directors (including a majority of the Independent Directors), as set forth in the applicable written notice; provided further, any Incentive Fee payable in Common Shares is subject to the following: (1) the ownership of such shares by the Manager does not violate the limit on ownership of Common Shares set forth in the Company’s charter, after giving effect to any waiver from such limit that the Board of Directors may grant to the Manager in the future and (2) the Company’s issuance of such shares to the Manager complies with all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on transfers and insider trading); provided further that no more than 50% of the Incentive Fee in any given year shall be paid in Common Shares unless the Manager has provided its written consent. Notwithstanding such restriction and subject to compliance with all applicable securities laws (including, without limitation, prohibitions on insider trading), the Manager shall have the right to allocate any Common Shares received hereunder in its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. The number of Common Shares payable as Incentive Fee shall be equal to the dollar amount of the portion of the Incentive Fee payable in Common Shares (as set forth in any applicable notice) divided by the average of the closing prices of the Common Shares on the NYSE over the five (5) Business Days prior to the date on which the Incentive Fee is paid. The Manager will promptly provide documentation and information as reasonably requested by the Board of Directors in connection with any determination regarding the form of payment of the Incentive Fee.

2.Full Force and Effect. Except as specifically amended by this Amendment, the Management Agreement shall remain in full force and effect.

3.No Further Amendment. This Amendment, which may be executed in multiple counterparts, constitutes the entire agreement of the Parties regarding the matters contained herein and shall not be modified by any prior oral or written discussions.

4.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

    IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
TPG MORTGAGE INVESTMENT TRUST, INC.

By:    /s/ Thomas J. Durkin
    Name: Thomas J. Durkin
    Title: Chief Executive Officer and President
AG REIT MANAGEMENT, LLC
By: Angelo, Gordon & Co., L.P. its sole member

By:    /s/ Christopher D. Moore
    Name: Christopher D. Moore
    Title: General Counsel

[Signature Page to Fifth Amendment to Management Agreement]